Exhibit 21.1

List of Subsidiaries

AfriSpace, Inc.—Maryland, US

WorldSpace Satellite Company—British Virgin Islands

WorldSpace Systems Corporation (formerly WorldSpace Management Corporation)—Delaware, US

WorldSpace Caribbean Limited—Trinidad and Tobago

WorldSpace China—China

Viatis Satellite Radio Holdings ApS—Denmark

AsiaSpace Limited—Australia

WorldSpace Southern Africa (Pty) Ltd.—South Africa

WorldSpace UK Ltd.—United Kingdom

WorldSpace Ghana Ltd.—Ghana—Inactive

AfriSpace Kenya Ltd.—Kenya

WorldSpace Asia Pte Ltd.—Singapore

WorldSpace India Private Limited—India

PT WorldSpace Indonesia—Indonesia—Inactive

WorldSpace France—France

WorldSpace Radio Company Ltd.—British Virgin Islands—Inactive

AmeriSpace Ltd.—British Virgin Islands—Inactive

WorldSpace do Brasil Comercio—Brazil—Inactive

WorldSpace Polska Sp. z o.o.—Poland—Inactive

XM Ventures Trust—Maryland—Inactive

Viatis Satellite Radio Europe SAS—France

WorldSpace Italia SpA—Italy